Exhibit 99.1

MIRATI THERAPEUTICS PRESENTS POSITIVE PRELIMINARY
DATA FROM ON-GOING CLINICAL TRIALS OF SITRAVATINIB
IN NON-SMALL CELL LUNG CANCER

•	Combination of sitravatinib and nivolumab in NSCLC patients with documented progression following checkpoint therapy demonstrated 3 confirmed Partial Responses in first 11 evaluable patients

•	First evaluable NSCLC patient with CBL inactivating mutation treated with single agent sitravatinib demonstrated confirmed Partial Response with 77% tumor reduction

SAN DIEGO - September 14, 2017 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical stage targeted oncology biotechnology company, announced that positive preliminary data from two ongoing clinical trials of sitravatinib in non-small cell lung cancer (NSCLC) will be presented Friday, September 15th, 2017 at the IASLC 2017 Chicago Multidisciplinary Symposium in Thoracic Oncology (learn more at www.iaslc.org).

Initial safety data and efficacy information will be presented from the ongoing Phase 2 study of sitravatinib in combination with nivolumab (OPDIVO®) as a treatment for NSCLC patients with cancer progression following previous treatment with a checkpoint inhibitor. Additionally, a case study will be presented, documenting an objective response of a NSCLC patient with a CBL inactivating mutation. This was the first evaluable NSCLC patient harboring a CBL mutation treated in the ongoing Phase 1b study of sitravatinib as a single agent. In both clinical studies, sitravatinib alone and in combination with nivolumab was well tolerated with a manageable safety profile.

“For the majority of NSCLC patients who progress following checkpoint therapy, there is a need for new therapeutic options,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer. “We are evaluating sitravatinib in combination with nivolumab in this checkpoint resistant population and are very encouraged by the responses observed, since responses would not be expected from re-treatment with a checkpoint inhibitor alone.”

“In addition, in the single agent trial, the objective partial response is the first example of clinical activity in a patient with a CBL mutation. Inactivating mutations in CBL occur in approximately 1.5% of NSCLC patients and currently represent an unmet medical need.”

Sitravatinib and Nivolumab Combination Study

Poster Presentation: Evidence of Clinical Activity of Sitravatinib in Combination with Nivolumab in NSCLC Patients Progressing on Prior Checkpoint Inhibitor Therapy

Clinical Trial: NCT02954991, A Phase 2 study evaluating the tolerability and clinical activity of sitravatinib in combination with nivolumab in patients with non-squamous NSCLC who have experienced progression of disease on or after treatment with checkpoint inhibitor therapy.

Presenter: Ticiana A. Leal, M.D.

This presentation provides a preliminary safety and efficacy update of the Phase 2 trial of sitravatinib in combination with nivolumab in NSCLC patients who have experienced progression of disease on or after treatment with checkpoint inhibitor therapy. In the efficacy data presented, 3 patients experienced a confirmed partial response out of 11 evaluable patients. Early safety data demonstrated an acceptable profile and manageable adverse events. Based on the data presented, the pre-defined criteria have been met for expansion from stage 1 to stage 2, which will enroll a combined total of 34 patients.

This study is designed to assess the potential of sitravatinib to inhibit several important immunosuppressive pathways that may be important in overcoming resistance to checkpoint inhibitor therapy.

Sitravatinib Single Agent Study

Poster Presentation: CBL Mutations as Potential Mediators of EGFR TKI Resistance Effectively Treated with Sitravatinib

Clinical Trial: NCT02219711, A Phase 1b study evaluating safety, PK, metabolism, PD and clinical activity of Sitravatinib in patients with advanced solid tumor malignancies

Presenter: Lyudmila A. Bazhenova. M.D.

The poster describes a case study of a NSCLC patient with a CBL mutation treated with sitravatinib. CBL loss of function mutations result in the increased activation of multiple oncogenic receptor tyrosine kinases (RTKs) in tumors, including PDGFRA, VEGFR2, KIT, Axl, and Mer. In preclinical models, sitravatinib has demonstrated the ability to potently inhibit these RTKs and induce tumor regression in NSCLC models harboring inactivating CBL mutations. In the case study presented, a heavily pre-treated NSCLC patient harboring an inactivating CBL mutation was treated with sitravatinib and demonstrated a confirmed partial response (PR) with a maximum decrease of 77% in target lesions. Early safety data is also provided; sitravatinib was well tolerated and the side effects observed were manageable. This trial is on-going and actively recruiting patients harboring CBL and other genetic mutations.

CBL mutations are present in 1.5% of NSCLC, 3.5% of melanoma, and 2% of cancers of unknown origin.

Both posters will be available on the Company’s website on the sitravatinib page, located in the Pipeline section, at: http://www.mirati.com/mgcd516/

About Sitravatinib

Sitravatinib (MGCD-0516) is a spectrum-selective kinase inhibitor which potently inhibits receptor tyrosine kinases (RTKs) including RET, TAM family receptors (TYRO3, Axl, Mer), and split family receptors (VEGFR2, KIT). Sitravatinib is being evaluated as a single agent in a Phase 1b expansion trial enrolling patients that harbor RET, CHR4Q12, and CBL genetic mutations in NSCLC and other tumors.
As an immuno-oncology agent, sitravatinib is being tested in combination with BMS’ anti PD-1 checkpoint inhibitor nivolumab (OPDIVO®) in NSCLC patients who have progressed after prior treatment with a checkpoint inhibitor. Sitravatinib’s potent inhibition of TAM and split family receptors may help overcome resistance to checkpoint inhibitor therapy through targeted depletion of immunosuppressive Type 2 tumor associated macrophages, regulatory T cells and myeloid-derived suppressor cells and increasing antigen presentation capacity of dendritic cells in the tumor microenvironment.

About Mirati Therapeutics
Mirati Therapeutics is a clinical-stage biotechnology company focused on developing a pipeline of targeted oncology products intended to treat specific genetic and epigenetic drivers of cancer. This approach is transforming the treatment of patients by targeting the genetic changes in tumor cells that result in uncontrolled tumor growth and migration. Our precision oncology programs seek to treat the patients most likely to benefit from targeted oncology treatments and are driven by drugs that target very specific genetic mutations, directed by genomic tests that identify patients who carry those driver mutations. Our immuno-oncology programs are novel small molecule drugs designed to enhance and expand the efficacy of checkpoint inhibitors when given in combination. In addition to our clinical programs, we have active discovery research efforts focused on novel oncology targets, including KRAS. The promise of these approaches includes potentially better patient outcomes, more efficient cancer treatment and faster drug development. For more information, visit www.mirati.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of the Company that are not historical facts may be considered "forward-looking statements," including, but not limited to, statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates.  Forward-looking statements are typically, but not always, identified by the use of words such as "may," "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology.  Forward-looking statements are based on current expectations of management and upon what management believes to be reasonable assumptions based on information currently available to it, and are subject to risks and uncertainties.  Such risks and uncertainties may cause actual results to differ materially from the expectations set forth in the forward-looking statements.  Such risks and uncertainties include, but are not limited to, potential delays in development timelines or negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the United States Securities and Exchange Commission. Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Contact:
Temre Johnson
Mirati Therapeutics Inc.
Senior Manager, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com